CONTACT:	Michal D. Cann - President & CEO Rick A. Shields - SVP & CFO 360.679.3121	CORPORATE INVESTOR RELATIONS 5333 - 15TH AVENUE SOUTH, SUITE 1500 SEATTLE, WA 98108 206.762.0993 www.stockvalues.com

NEWS RELEASE

   WASHINGTON BANKING COMPANY DECLARES 4-FOR-3 STOCK SPLIT

OAK HARBOR, WA – April 19, 2005 – Washington Banking Company (Nasdaq: WBCO), the holding company for Whidbey Island Bank, announced today its Board of Directors has declared a four-for-three stock split, to be issued on May 17th to shareholders of record May 2, 2005.

“We expect to report first quarter earnings tomorrow morning before the market opens, and we will host a conference call later in the day,” stated Michal D. Cann, President and Chief Executive Officer. “We are starting the year on the right foot, with a strong banking business benefiting from an improving economy. Stock dividends typically improve trading liquidity and are an excellent way to reward our shareholders and let them share in our success.”

Management will host a conference call on April 20, at 12:00 noon PDT (3:00 pm EDT) to discuss results for the first quarter. Investment professionals and all current and prospective shareholders are invited to access the live call by dialing (303) 262-2130, or to listen to the call live from the Investor Relations page of Whidbey Island Bank’s website, www.wibank.com. Shortly after the call concludes, the replay will be archived for three weeks at (303) 590-3000, using access code 11027462#.

Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. Whidbey Island Bank operates 19 full-service branches located in five counties in Northwestern Washington.

www.wibank.com

This news release may contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, the cability to continue to pay cash and stock dividends, and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) unexpected changes in interest rates and their impact on net interest margin; (3) competitive pressure among financial institutions; (4) legislation or regulatory requirement; and (5) the ability to realize the efficiencies expected from investment in personnel and infrastructure. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.

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NOTE: Transmitted on Business Wire at 2:00pm PDT, April 19, 2005.